KV PHARMACEUTICAL COMPANY


February 17, 1997

Marc S. Hermelin
General Partner
Rosh Chodesh
c/o KV Pharmaceutical Company
2503 South Hanley Road
St. Louis, MO  63144

RE:      Lease of 2503 South Hanley Road

Dear Marc:

Reference is hereby made to the Commercial Lease (the "Lease") dated March 11, 1971 for the premises located at 2503 South Hanley Road, Brentwood, MO 63144 (the "Premises"), as amended by the Supplement to the Lease, dated November 9, 1972, entered into by your predecessor-in-interest in the Premises, as Landlord and KV Pharmaceutical Company, as tenant, and by letter agreement dated November 12, 1979 and five (5) year extension dated November 20, 1986 to the term of the Lease through December 31, 1991 signed by you and KV Pharmaceutical Company and a five (5) year extension dated November 20, 1991 to the term of the lease signed by you and the Company, and a five (5) year extension to the term of the Lease through December 31, 2001.

KV Pharmaceutical Company has a need for additional office and lab space at the 2503 South Hanley location. The Landlord is not currently in a position to finance such an expansion, but is willing to entertain a proposal to expand such facilities by the tenant and grant certain lease concessions to the tenant as consideration for the investment by KV. The cost of the expansion approximates $1,800,000.

In consideration of the tenant investing in the proposed improvements, Landlord agrees to an addendum to the lease to reflect the following:

1. The expiration date of the lease extension effective January 1, 1997 shall be extended to December 31, 2006.

2. One additional five (5) year option to extend the term of the lease beginning January 1, 2007 shall be added under the same terms as the prior lease extensions.

3. KV shall have a right of first refusal to purchase the property upon notification of an offer to purchase the property by a bona fide third party. KV shall have 30 calendar days to match the bona fide third party offer.

4. Rentals for the first seven (7) years after the completion of the construction will be at the current rate, effective January 1, 1997 (adjusted for the Consumer Price Index, U.S. City Average, All Items) on 25,000 square feet. At the end of the seven (7) year period from completion of construction, rentals shall be increased to a fair market rate on the total expanded square footage of approximately 35,000 square feet, but not less than the rate per square foot being charged.

5. KV agrees that at the request of the lessor, an appraisal or third party real estate opinion may be requested and the lease rates adjusted to such higher rate as supported by the appraisal/opinion. Lessor may request such appraisal/third party real estate opinion not more frequently than once every four years.

6. If for any reason during the current lease extension or additional option period, KV elects to vacate the premises, KV will be responsible for remodeling the special use laboratory space up to a maximum liability of $300,000.

Please indicate your acceptance and agreement of the terms of this letter by signing and returning the enclosed copy of this letter to the undersigned.

                                   Very truly yours,

                                   KV PHARMACEUTICAL COMPANY


                                   /s/ Gerald R. Mitchell
                                   ----------------------------
                                   Gerald R. Mitchell
                                   Vice President, Finance

Accepted and agreed:


/s/ Marc S. Hermelin                    2/17/97
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Marc S. Hermelin                         Date